Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter Ending September 30, 2013 Earnings

Houston, Texas — November 6, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended September 30, 2013.

Highlights for the third quarter of 2013 include:

•	Increased average daily production to 33,064 barrels of oil equivalent per day (“Boepd”), a 36% increase over the third quarter of 2012 and a 10% increase over the second quarter of 2013.

•	Increased revenue to $305.5 million in the third quarter of 2013, an increase of $120.8 million over the third quarter of 2012 and a sequential increase of $50.9 million over the second quarter of 2013.

•	Completed and placed on production 38 gross (27.7 net) operated wells in the third quarter of 2013.

•	Managed capital expenditures to $679.5 million year-to-date ending September 30, 2013, excluding expenditures associated with acquisitions.

•	Grew Adjusted EBITDA to $219.6 million, an increase of $80.4 million over the third quarter of 2012 and a sequential increase of $34.1 million over the second quarter of 2013. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

Recent highlights include:

•	Increased position in Williston Basin to approximately 492,000 net acres and 399 drilling spacing units through four separate acquisitions that closed on or before October 1, 2013.

•	Grew inventory by 42%, up to 2,874 gross operated locations in the heart of the Williston Basin through acquisitions.

•	Increased operated rig count to 14, including two rigs added in our acquisitions, to accelerate production growth.

•	Ordered equipment to build our second Oasis Well Services (“OWS) frac fleet that will begin operations in 2014.

•	Successful production results from wells producing out of the 2nd and 3rd benches of the Three Forks.

•	Decreased well cost to $7.5 million, including the savings from OWS.

“Oasis grew production in line with our expectations during the third quarter of 2013, as we executed on our plan to complete additional wells on pads,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We completed 38 gross operated wells with an average working interest of 73%. Through pad drilling and continued operational efficiencies, we drove down operated well costs on the wells completed in the third quarter of 2013 to approximately $8.0 million, excluding the impact of OWS. OWS reduced capital expenditures for the Company by $13.2 million in the third quarter of 2013, which equates to approximately $0.5 million per net operated well completed. So overall, capital efficiency continues to improve.”

Mr. Nusz added, “Including production from our recent acquisitions, we expect production to range between 42,000 Boepd to 46,000 Boepd in the fourth quarter of 2013. Given our further confidence in the growing resource potential in the Williston Basin, we have increased our current rig count to 14, including the two rigs we picked up in our acquisition in West Williston. With the continued growth in our project inventory, we expect to add another two rigs during 2014 which will further accelerate production growth. With the growth in rig count and continuous improvements in drilling efficiency, we expect to spud approximately 210 gross operated wells in 2014. In order to support our additional activity, we have decided to add a second frac fleet to OWS. We expect to spend approximately $20 million for the equipment in 2014 and to begin work in the late second quarter of 2014. We intend to provide more specifics on our 2014 program in late January 2014.”

“We currently have 13 of our 22 planned infill spacing tests online, many of which are in early stages of production,” said Taylor L. Reid, Oasis’ Chief Operating Officer. “Initial results are encouraging, although we will continue to monitor future production to better assess the impact of communication between wells. We expect to have numerous blocks that will be drilled with four to six wells per horizon drilling into the Middle Bakken and first bench of the Three Forks in our 2014 development program. Additionally, our drilling program will be relatively balanced between the Middle Bakken and Three Forks wells in 2014, including numerous wells targeting the lower benches of the Three Forks.”

Operational and Financial Update

Average daily production by project area is listed in the following table:

	Quarter Ended:
	9/30/2013	6/30/2013	9/30/2012
Average daily production (Boepd)
West Williston	19,259	18,257	16,605
East Nesson	11,043	9,312	5,336
Sanish	2,762	2,602	2,316

Total	33,064	30,171	24,257

Percent Oil	89.3%	90.6%	93.0%

The following table describes the Company’s producing Bakken and Three Forks wells by project area in the Williston Basin as of September 30, 2013:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Sanish		Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before 6/30/2013: (1)
Operated	185	148.5	92	76.9	—	—	277	225.4
Non-Operated	55	4.6	95	7.0	290	22.6	440	34.2
Production started in Q3 2013:
Operated	16	11.9	22	15.8	—	—	38	27.7
Non-Operated	3	0.0	5	0.3	20	1.6	28	1.9
Total Producing Wells on 9/30/2013:
Operated	201	160.4	114	92.7	—	—	315	253.1
Non-Operated	58	4.6	100	7.3	310	24.2	468	36.1

(1)	Well counts include changes that occurred in the current reporting period for wells producing on or before June 30, 2013.

Additionally, the Company also has a backlog of gross operated wells waiting on completion (“WOC”) and wells that were drilling as of September 30, 2013, as shown below:

	Gross Operated Wells
	WOC	Drilling
West Williston	22	4
East Nesson	15	5

Total	37	9

The Company’s average price per barrel of oil, without derivative settlements, was $100.75 in the third quarter of 2013, compared to $83.71 in the third quarter of 2012 and $91.15 in the second quarter of 2013. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 5% in the third quarter of 2013, compared to 9% in the third quarter of 2012 and 3% in the second quarter of 2013. As the premium at coastal markets contracted each month during the third quarter of 2013, the Company’s price differentials relative to WTI increased.

The Company’s revenues are detailed in the following table:

	Quarter Ended:
	9/30/2013	6/30/2013	9/30/2012
Revenues ($ in thousands):
Oil	$273,663	$226,848	$173,752
Bulk oil sale	—	5,777	—
Natural gas	13,289	9,217	4,996
Well services (OWS)	17,090	11,461	5,963
Midstream (OMS)	1,456	1,279	—

Total revenues	$305,498	$254,582	$184,711

The Company’s operating expenses are detailed in the following table:

	Quarter Ended:
	9/30/2013	6/30/2013	9/30/2012
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$21,831	$18,266	$16,134
Well services (OWS)	9,929	6,420	5,420
Midstream (OMS)	390	224	—
Marketing, transportation and gathering expenses (1)	5,173	4,977	2,744
Bulk oil purchase	—	5,777	—
Non-cash valuation charge	515	25	—

Total operating expenses	$37,838	$35,689	$24,298

Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$7.18	$6.65	$7.23
Marketing, transportation and gathering expenses (1)	$1.70	$1.82	$1.23

(1)	Excludes bulk oil purchase and non-cash valuation charge.

The sequential quarter-over-quarter increase in lease operating expenses (“LOE”) per barrel of oil equivalent (“BOE”) was primarily due to additional workover costs, which includes costs to protect producing wells from wells that are being completed.

The increase in marketing, transportation and gathering expenses from the second quarter of 2013 to the third quarter of 2013 is due to higher operated volumes flowing through third party oil gathering pipelines in the third quarter of 2013. As of September 30, 2013, the Company was flowing approximately 85% of its gross operated oil production through these gathering systems. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in our oil price differential for sales at the wellhead.

Production taxes as a percentage of oil and gas revenues were 9.4% in the third quarter of 2013, 9.2% in the third quarter of 2012 and 9.1% in the second quarter of 2013. The Company’s production tax rate increased in the third quarter of 2013 compared to the third quarter of 2012, primarily as a result of adding less Montana wells, which are subject to the lower incentivized production tax rates.

Depreciation, depletion and amortization expenses (“DD&A”) totaled $72.7 million in the third quarter of 2013, $57.7 million in the third quarter of 2012 and $66.8 million in the second quarter of 2013. DD&A was $23.91 per Boe in the third quarter of 2013, $25.85 per Boe in the third quarter of 2012 and $24.33 per Boe in the second quarter of 2013.

General and administrative (“G&A”) expenses totaled $16.7 million in the third quarter of 2013, $13.9 million in the third quarter of 2012 and $16.7 million in the second quarter of 2013. G&A expenses were $5.50 per Boe in the third quarter of 2013, $6.22 per Boe in the third quarter of 2012 and $6.07 per Boe in the second quarter of 2013. Amortization of stock-based compensation, which is included in the aggregate G&A expenses, was $3.0 million, or $1.00 per Boe, in the third quarter of 2013 as compared to $2.7 million, or $1.22 per Boe, in the third quarter of 2012 and $3.1 million, or $1.12 per Boe, in the second quarter of 2013.

The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	9/30/2013	6/30/2013	6/30/2012
Derivative activities (1) ($ in thousands)
Derivative settlements	$(8,067)	$1,246	$5,249
Non-cash change in unrealized gain (loss) on derivative instruments	(31,750)	11,345	(27,690)

Net gain (loss) on derivative instruments	$(39,817)	$12,591	$(22,441)

(1)	The Company’s derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.

The Company recorded non-cash charges for the impairment of oil and natural gas properties of $56,000 in the third quarter of 2013 related to unproved property leases that expired or have been forecasted to expire under current drilling plans, as compared to $36,000 in the third quarter of 2012 and $0.2 million in the second quarter of 2013.

Interest expense increased $1.9 million to $22.9 million for the third quarter of 2013 compared to the third quarter of 2012 and increased $1.5 million compared to the second quarter of 2013. The $1.9 million increase from the third quarter of 2012 was the result of additional interest expense from the Company’s issuance of 6.875% senior unsecured notes in September 2013. Capitalized interest totaled $1.4 million for the third quarter of 2013 and $0.9 million for the third quarter of 2012 and $1.1 million in the second quarter of 2013.

Income tax expense was $33.7 million for the three months ended September 30, 2013, resulting in an effective tax rate of 38.2%. The Company’s income tax expense for the three months ended September 30, 2012 was recorded at 38.5% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended rate for each of the states in which the Company conducts business.

Adjusted EBITDA for the third quarter of 2013 was $219.6 million, an increase of $80.4 million, or 58%, over the third quarter of 2012 of $139.2 million, and an 18% increase from the second quarter of 2013 of $185.5 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

For the third quarter of 2013, the Company reported net income of $54.5 million, or $0.59 per diluted share, as compared to net income of $18.3 million, or $0.20 per diluted share, for the third quarter of 2012. The Company’s third quarter 2013 results were impacted by several non-cash items, including a $31.8 million mark-to-market loss on derivative instruments. Excluding these items and their tax effect, the third quarter 2013 Adjusted Net Income (non-GAAP) was $74.5 million, or $0.80 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the third quarter of 2012 was $35.4 million, or $0.38 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Capital Expenditures

The following table depicts the Company’s exploration and production (“E&P”) capital expenditures (“CapEx”) by project area and total CapEx by category:

CapEx ($ in thousands):	1Q 2013	2Q 2013	3Q 2013	YTD 2013
E&P CapEx by Project Area
West Williston	$136,370	$85,939	$135,363	$357,672
East Nesson	82,429	92,576	98,288	273,293
Sanish	19,943	5,577	9,964	35,484
Acquisitions (1)	—	—	127,253	127,253

Total E&P CapEx (2)	238,742	184,092	370,868	793,702
OWS	302	2,559	3,399	6,260
Other Non E&P (3)	1,303	2,340	3,107	6,750

Total Company CapEx (4)	$240,347	$188,991	$377,374	$806,712

(1)	Includes East Nesson acquisitions, which closed in September 2013, and the deposit for the West Williston acquisition, which closed in October 2013.
(2)	Total E&P CapEx include $15.7 million for OMS, primarily related to pipelines and salt water disposal wells.
(3)	Non-E&P CapEx include such items as administrative capital and capitalized interest.
(4)	CapEx reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity

On September 30, 2013, Oasis had total cash and cash equivalents of $125.4 million and restricted cash of $986.2 million. The restricted cash resulted from the net aggregate proceeds of the 6.875% senior unsecured notes issued in September 2013, which was held in escrow as of September 30, 2013 pending the closing of the West Williston acquisition. On September 3, 2013, the Company entered into an amendment to its revolving credit facility agreement (the “Amendment”) and completed its semi-annual redetermination of the Company’s borrowing base. Pursuant to the Amendment, the Company’s borrowing base increased from $1,250 million to $1,500 million. As of September 30, 2013, the Company had $160.0 million drawn on the revolver and $5.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $1,334.8 million. Following the close of the West Williston acquisition, the Company had $600.0 million drawn under the revolver. Pro forma cash and cash equivalents as of September 30, 2013, after giving effect to the West Williston acquisition and borrowing under the revolver, was $145.2 million.

Hedging Activity

The Company has not modified its commodity derivative contracts since its October 1, 2013 press release, which included its current hedging position.

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Thursday, November 7, 2013
Time:	11:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	87563083
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 3:00 p.m. Central Time on the day of the call and will be available until Thursday, November 14, 2013 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	87563083

The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance

Oasis Petroleum Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	9/30/2013	12/31/2012
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$125,440	$213,447
Restricted cash	986,210	—
Short-term investments	—	25,891
Accounts receivable — oil and gas revenues	155,068	110,341
Accounts receivable — joint interest partners	120,058	99,194
Inventory	18,358	20,707
Prepaid expenses	7,440	1,770
Advances to joint interest partners	1,170	1,985
Derivative instruments	374	19,016
Deferred income taxes	8,683	—
Other current assets	473	335

Total current assets	1,423,274	492,686

Property, plant and equipment
Oil and gas properties (successful efforts method)	3,044,515	2,348,128
Other property and equipment	157,926	49,732
Less: accumulated depreciation, depletion, amortization and impairment	(589,173)	(391,260)

Total property, plant and equipment, net	2,613,268	2,006,600

Derivative instruments	3,405	4,981
Deferred costs and other assets	43,436	24,527
Total assets	$4,083,383	$2,528,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,468	$12,491
Advances from joint interest partners	13,211	21,176
Revenues and production taxes payable	133,083	71,553
Accrued liabilities	198,493	189,863
Accrued interest payable	22,873	30,096
Derivative instruments	17,060	1,048
Deferred income taxes	—	4,558

Total current liabilities	424,188	330,785

Long-term debt	2,360,000	1,200,000
Asset retirement obligations	26,999	22,956
Derivative instruments	852	380
Deferred income taxes	293,156	177,671
Other liabilities	2,310	1,997

Total liabilities	3,107,505	1,733,789

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,854,867 issued and 93,690,494 outstanding at September 30, 2013; 93,432,712 issued and 93,303,298 outstanding at December 31, 2012	926	925
Treasury stock, at cost; 164,373 and 129,414 shares at September 30, 2013 and December 31, 2012, respectively	(5,220)	(3,796)
Additional paid-in-capital	666,770	657,943
Retained earnings	313,402	139,933

Total stockholders’ equity	975,878	795,005

Total liabilities and stockholders’ equity	$4,083,383	$2,528,794

Oasis Petroleum Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$286,952	$178,748	$770,445	$461,857
Well services and midstream revenues	18,546	5,963	37,939	10,484

Total revenues	305,498	184,711	808,384	472,341

Expenses
Lease operating expenses	21,831	16,134	59,586	37,979
Well services and midstream operating expenses	10,319	5,420	19,877	7,104
Marketing, transportation and gathering expenses	5,688	2,744	19,856	7,283
Production taxes	26,823	16,433	70,309	43,419
Depreciation, depletion and amortization	72,728	57,684	205,779	140,783
Exploration expenses	463	336	2,712	3,171
Impairment of oil and gas properties	56	36	762	2,607
General and administrative expenses	16,728	13,886	47,238	39,622

Total expenses	154,636	112,673	426,119	281,968

Operating income	150,862	72,038	382,265	190,373

Other income (expense)
Net gain (loss) on derivative instruments	(39,817)	(22,441)	(41,838)	33,568
Interest expense, net of capitalized interest	(22,854)	(20,979)	(65,429)	(48,952)
Other income	23	1,147	1,097	2,521

Total other income (expense)	(62,648)	(42,273)	(106,170)	(12,863)

Income before income taxes	88,214	29,765	276,095	177,510
Income tax expense	33,715	11,451	102,626	66,712

Net income	$54,499	$18,314	$173,469	$110,798

Earnings per share:
Basic	$0.59	$0.20	$1.88	$1.20
Diluted	$0.59	$0.20	$1.87	$1.20

Weighted average shares outstanding:
Basic	92,449	92,186	92,408	92,164
Diluted	92,836	92,416	92,838	92,343

Oasis Petroleum Inc.

Selected Financial and Operational Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating results ($ in thousands):
Revenues
Oil	$273,663	$173,752	$737,963	$443,686
Natural gas	13,289	4,996	32,482	18,171
Well services and midstream	18,546	5,963	37,939	10,484

Total revenues	305,498	184,711	808,384	472,341

Production data:
Oil (MBbls)	2,716	2,076	7,687	5,232
Natural gas (MMcf)	1,954	937	4,883	2,740
Oil equivalents (MBoe)	3,042	2,232	8,501	5,688
Average daily production (Boe/d)	33,064	24,257	31,140	20,761

Average sales prices:
Oil, without derivative settlements (per Bbl) (1)	$100.75	$83.71	$95.24	$84.52
Oil, with derivative settlements (per Bbl) (1) (2)	97.78	86.24	94.58	85.05
Natural gas (per Mcf) (3)	6.80	5.33	6.65	6.63

Costs and expenses (per Boe of production):
Lease operating expenses (4)	$7.18	$7.23	$7.01	$6.68
Marketing, transportation and gathering expenses (5)	1.70	1.23	1.59	1.04
Production taxes	8.82	7.36	8.27	7.63
Depreciation, depletion and amortization	23.91	25.85	24.21	24.75
General and administrative expenses	5.50	6.22	5.56	6.97

(1)	Average sales prices for oil are calculated using total oil revenues, excluding bulk oil sales, divided by oil production. Bulk oil sales totaled $5.8 million for the nine months ended September 30, 2013 and $1.5 million for the nine months ended September 30, 2012.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For the three and nine months ended September 30, 2012, lease operating expenses include midstream income and operating expenses, which are included in well services and midstream revenues and well services and midstream operating expenses, respectively, for the three and nine months ended September 30, 2013.
(5)	Excludes bulk oil purchase and non-cash valuation charge.

Oasis Petroleum Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$173,469	$110,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	205,779	140,783
Impairment of oil and gas properties	762	2,607
Deferred income taxes	102,244	66,648
Derivative instruments	41,838	(33,568)
Stock-based compensation expenses	8,411	6,627
Debt discount amortization and other	2,693	2,038
Working capital and other changes:
Change in accounts receivable	(67,487)	(69,163)
Change in inventory	(8,820)	(26,790)
Change in prepaid expenses	(5,175)	(2,009)
Change in other current assets	(138)	413
Change in other assets	(63)	(119)
Change in accounts payable and accrued liabilities	82,246	79,079
Change in other current liabilities	—	4,784
Change in other liabilities	922	—

Net cash provided by operating activities	536,681	282,128

Cash flows from investing activities:
Capital expenditures	(654,175)	(777,516)
Acquisition of oil and gas properties	(133,061)	—
Restricted cash	(986,210)	—
Derivative settlements	(5,135)	2,784
Purchases of short-term investments	—	(126,213)
Redemptions of short-term investments	25,000	19,994
Advances from joint interest partners	(7,965)	17,508

Net cash used in investing activities	(1,761,546)	(863,443)

Cash flows from financing activities:
Proceeds from credit facility	160,000	—
Proceeds from issuance of senior notes	1,000,000	400,000
Purchases of treasury stock	(1,424)	(1,299)
Debt issuance costs	(21,718)	(7,955)

Net cash provided by financing activities	1,136,858	390,746

Decrease in cash and cash equivalents	(88,007)	(190,569)
Cash and cash equivalents:
Beginning of period	213,447	470,872

End of period	$125,440	$280,303

Supplemental non-cash transactions:
Change in accrued capital expenditures	$10,530	$71,572
Change in asset retirement obligations	4,173	7,774

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

Adjusted EBITDA Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA reconciliation to Net Income ($ in thousands):
Net income	$54,499	$18,314	$173,469	$110,798
Net (gain) loss on derivative instruments	39,817	22,441	41,838	(33,568)
Derivative settlements	(8,067)	5,249	(5,135)	2,784
Interest expense	22,854	20,979	65,429	48,952
Depreciation, depletion and amortization	72,728	57,684	205,779	140,783
Impairment of oil and gas properties	56	36	762	2,607
Exploration expenses	463	336	2,712	3,171
Stock-based compensation expenses	3,040	2,729	8,411	6,627
Income tax expense	33,715	11,451	102,626	66,712
Other non-cash adjustments	515	—	589	—

Adjusted EBITDA	$219,620	$139,219	$596,480	$348,866

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities ($ in thousands):
Net cash provided by operating activities	$178,874	$110,268	$536,681	$282,128
Derivative settlements	(8,067)	5,249	(5,135)	2,784
Interest expense	22,854	20,979	65,429	48,952
Exploration expenses	463	336	2,712	3,171
Debt discount amortization and other	(940)	(773)	(2,693)	(2,038)
Current tax expense	(555)	(36)	382	64
Changes in working capital	26,476	3,196	(1,485)	13,805
Other non-cash adjustments	515	—	589	—

Adjusted EBITDA	$219,620	$139,219	$596,480	$348,866

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash items, including changes in unrealized gains and losses on derivative instruments, impairment of oil and gas properties, and other similar non-cash charges, and then (2) the non-cash items’ impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP):

Adjusted Net Income Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Net income	$54,499	$18,314	$173,469	$110,798
Net (gain) loss on derivative instruments	39,817	22,441	41,838	(33,568)
Derivative settlements	(8,067)	5,249	(5,135)	2,784
Impairment of oil and gas properties	56	36	762	2,607
Other non-cash adjustments	515	—	589	—
Tax impact (1)	(12,329)	(10,667)	(14,237)	10,590

Adjusted Net Income	$74,491	$35,373	$197,286	$93,211

Adjusted earnings per share:
Basic	$0.81	$0.38	$2.13	$1.01
Diluted	$0.80	$0.38	$2.13	$1.01

Weighted average shares outstanding:
Basic	92,449	92,186	92,408	92,164
Diluted	92,836	92,416	92,838	92,343

Effective Tax Rate	38.2%	38.5%	37.2%	37.6%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash items.